EXHIBIT 23.3

Heaton & Company, PLLC

240 North East Promontory, Suite 200

Farmington, Utah 84025

Kristofer Heaton, CPA
William R. Denney, CPA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Valmie Resources, Inc.

We hereby consent to the incorporation of our report dated March 4, 2016, with respect to the financial statements of Valmie Resources, Inc. for the year ended November 30, 2015, in the Registration Statement of Valmie Resources, Inc. on Form S-1/A Amendment No. 4 to be filed on or about March 17, 2016. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
March 17, 2016

240 N. East Promontory
Suite 200
Farmington, Utah
84025

(T) 801.218.3523

heatoncpas.com